Delaware	PAGE 1
 The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "RUBY WORLDWIDE LTD. ", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF NOVEMBER, A.D. 2010, AT 6:19 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffery W. Bullock
Jeffery W. Bullock, Secretary of State
4897783 8100	AUTHENTICATION: 8388381

101133403	DATE: 12-01-10
you may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:19 PM 11/30/2010
FILED 06:19 PM 11/30/2010
SRV 101133403 - 4897783 FILE

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF

RUBY WORLDWIDE LTD.

Under Section 242 of the General Corporation Law

The undersigned, the President of the corporation, does hereby certify as follows:

FIRST: The name of the corporation is: Ruby Worldwide Ltd. (the Corporation”).

SECOND: The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is: two hundred ten million (210,000,000). These shares shall be divided into two classes with two hundred million (200,000,000) shares designated as common stock at $0.0001 par value (the “Common Stock”) and ten million (10,000,000) shares designated as preferred stock at $0.0001 par value (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.”

THIRD: The certificate of incorporation of the Corporation is hereby further amended by removing the words “A Non-Stock Corporation” from the heading.

FOURTH: The amendment of the certificate of incorporation herein certified has been duly adopted by written consent of the Corporation’s Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: The effective date of this amendment to the certificate of incorporation shall be November 30,2010.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation’s Certificate of Incorporation, as amended, to be signed by Rubin Azrak, its President, this 30th day of November 2010.

By:	/s/Rubin Azrak
Name: Rubin Azrak
Title: President